                                                                  EXHIBIT 10.45

                       [LETTERHEAD OF WASTE MANAGEMENT]

                               November 4, 1997

Mr. Robert S. Miller
20 Maury Mountain Lane
Sun River, Oregon  97707

Dear Steve:

     This is to confirm the agreement which we have reached regarding your service as Acting Chairman of the Board and Chief Executive Officer of Waste Management, Inc. (the "Company").

     1. The term of your service commenced on October 29, 1997 and will continue until the earliest of (a) approval by the Board of Directors of the Company (the "Board") of the hiring of your successor as Chairman of the Board and Chief Executive Officer of the Company, (b) your death or disability, or (c) termination of your service by written notice given either by you or the Board at least seven (7) days prior to the effective date of such termination.

     2. As Acting Chairman of the Board and Chief Executive Officer of the Company, you will have general responsibility for the direction and supervision of the Company, with all powers and duties consistent with such positions, subject to the reasonable direction of the Board. You will report directly to the Board and will devote to your duties such time as you and the Board determine to be necessary for the proper conduct of the business of the Company.

     3. As your compensation for serving as Acting Chairman of the Board and Chief Executive Officer, you will receive a salary at the annual rate of $600,000, paid in accordance with the normal payroll practices of the Company, and you are also receiving an option to purchase 75,000 shares of common stock of the Company pursuant to the Company's 1997 Equity Incentive Plan. The exercise price for the shares will be $23.375 per share. That option will become exercisable as to all of the option shares upon the termination of your service pursuant to part (a) or (b) of Paragraph 1, above, or upon earlier termination by the Board giving notice pursuant to part (c) of Paragraph 1 above. Upon becoming exercisable, the option will remain exercisable through the earlier of November 3, 2007 or the 90th day after you cease to serve as a member of the Board.

     4. The salary and option described in Paragraph 3, above, will be your exclusive compensation for your service as Acting Chairman of the Board and Chief Executive Officer of the Company. Accordingly, you hereby waive, to the full extent permitted by law, participation in all other compensation and employee benefit plans, programs and practices of the Company, including (but not by way of limitation) annual or long-term incentive compensation plans, retirement plans (including the Supplemental Executive Retirement Plan) and severance pay plans (including the severance program for senior officers).

     5. During the term of your service, you will be entitled to be reimbursed, pursuant to the Company's applicable expense reimbursement policies, for travel and other expenses incurred by you in connection with your services rendered pursuant to this letter agreement.

     6. To the fullest extent permitted by law, the Company will, during and after the term of your service as Acting Chairman of the Board and Chief Executive Officer, indemnify you (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made or threatened to be made a party by reason of being or having been an officer, director or employee of the Company.

     7. The Company will provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Company to you or for your benefit in connection with your service as Acting Chairman of the Board and Chief Executive Officer. The Company may, at its option, (a) withhold such taxes from any cash payments to which you become entitled, (b) require you to pay to the Company in cash such amounts as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with you to satisfy such withholding obligations.

     If the foregoing is consistent with your understanding, please countersign the enclosed copy of this letter and return it to me.

                                        Sincerely,

                                        WASTE MANAGEMENT, INC.



                                        By:  /s/ Peer Pedersen
                                             -----------------------------------
                                             Peer Pedersen
                                             Chairman of the Compensation and
                                             Stock Option Committee

Accepted and agreed to
this 25 day of November 1997

/s/ Robert S. Miller
--------------------------------
Robert S. Miller